Exhibit 99.3
                          Supplier/Subcontractor Letter

December 18, 2002

Dear Valued Supplier / Subcontractor,

Because of your valued relationship with Halliburton, through [insert BU name], I want you to hear from me personally about an important and positive action our Company is taking to resolve its asbestos claims.

Today, Halliburton announced that it has reached an agreement in principle with attorneys representing substantially more than the 75% of current known asbestos claimants required in order to reach a global settlement of all current and future asbestos claims against the Company. This agreement hopefully will result in a global settlement of all outstanding asbestos claims. If this transaction is ultimately completed, it will resolve all of our current and future personal injury asbestos-related claims.

This is good news for Halliburton as well as our suppliers and subcontractors. The agreement in principle, if implemented, provides a permanent and final resolution of this issue, and it will allow us to concentrate on providing services to our customers as well as further growing our core businesses.

Under the proposed agreement, the settlement would be implemented through a pre-packaged Chapter 11 filing of our U.S. entity, Kellogg Brown & Root, Inc., and certain other subsidiaries with U.S. operations. A pre-packaged filing means that we are bringing to the court a settlement that has been pre-agreed with the asbestos claimants and the potential futures representative. That should expedite the plan's approval because it removes many of the uncertainties that have hampered other bankruptcies. We expect the filing to take place late in the first quarter of 2003.

KBR Services, Inc., which comprises the U.S. government operations business, and KBR's entities with no U.S. operations, will be excluded from the Chapter 11 filing. Halliburton, Halliburton Energy Services, Landmark Graphics and most other Halliburton subsidiaries will also be excluded from the filing.

It is important that you understand that none of KBR and the Halliburton companies are going out of business, and this filing will have no effect on any of our present or future projects. Our Company remains financially strong and the plan provides that all our purchase orders, agreements and subcontracts will be honored in full. In other words, outside of the global asbestos settlement, it will be business as usual.

Enclosed is a copy of today's announcement for your information. If at any time you have any questions, please contact your local Halliburton office or call 713-753-7004. You may also visit our website at www.halliburton.com which has a number of explanatory documents related to the subject.


Sincerely,


[BU Rep Name]
[Insert Title]